PRICING SUPPLEMENT NO. 1498BG

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-162195

Dated April 13, 2012

Deutsche Bank AG Contingent Absolute Return Autocallable Optimization Securities

$1,832,500 Deutsche Bank AG Securities Linked to the iShares® Russell 2000® Index Fund due April 19, 2013

$356,000 Deutsche Bank AG Securities Linked to the Market Vectors Gold Miners ETF due April 19, 2013

$2,706,060 Deutsche Bank AG Securities Linked to the iShares® MSCI Emerging Markets Index Fund due April 19, 2013

Investment Description

Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of a specific index fund described herein (each, an “Underlying Fund”). The Securities are designed for investors who want to express a neutral or bullish view on the Underlying Fund or who believe the Underlying Fund will not close below the Trigger Price on the Final Valuation Date. If the Closing Price of the Underlying Fund on any Observation Date (quarterly, including the Final Valuation Date) is greater than or equal to the Initial Fund Price, Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount plus a Call Return based on a Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Fund Price is not less than the Trigger Price, at maturity Deutsche Bank AG will pay you the Face Amount plus a return equal to the absolute value of the negative Underlying Fund Return from the Trade Date to the Final Valuation Date (the “Contingent Absolute Return”). However, if the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and Deutsche Bank AG will pay you less than the full Face Amount resulting in a loss of 1.00% for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call and any payment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features

❑

Call Return — If the Closing Price of the Underlying Fund on any Observation Date (quarterly, including the Final Valuation Date) is greater than or equal to the Initial Fund Price, we will automatically call the Securities and pay you a Call Price equal to the Face Amount plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors may have full downside market exposure to the Underlying Fund at maturity.

❑

Downside Exposure with Potential Contingent Absolute Return Feature at Maturity — If the Securities are not previously called, you hold the Securities to maturity and the Final Fund Price is not less than the Trigger Price, we will pay you the Face Amount plus the Contingent Absolute Return, equal to the absolute value of the negative Underlying Fund Return. If the Final Fund Price is less than the Trigger Price, however, the Contingent Absolute Return feature will not apply and Deutsche Bank AG will repay less than the Face Amount, resulting in a loss that is proportionate to the decline in the price of the Underlying Fund. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call and any payment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its obligations, you could lose your entire investment.

Key Dates

Trade Date	April 13, 2012

Settlement Date	April 18, 2012

Observation Dates[1]	Quarterly

Final Valuation Date[1]	April 15, 2013

Maturity Date[1]	April 19, 2013

[1]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

We are offering three separate Contingent Absolute Return Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of a different index fund, and each has a different Call Return Rate, Initial Fund Price and Trigger Price. The Securities are our unsubordinated and unsecured debt obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Underlying Fund	Call Return Rate	Initial Fund Price	Trigger Price	CUSIP/ ISIN
iShares® Russell 2000® Index Fund (Ticker: IWM)	10.00% per annum	$79.53	$59.65, equal to 75.00% of the Initial Fund Price	25154V441 / US25154V4418
Market Vectors Gold Miners ETF (Ticker: GDX)	10.50% per annum	$47.50	$35.63, equal to 75.00% of the Initial Fund Price	25154V458 / US25154V4582
iShares® MSCI Emerging Markets Index Fund (Ticker: EEM)	11.00% per annum	$42.17	$31.63, equal to 75.00% of the Initial Fund Price	25154V433 / US25154V4335

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated September 29, 2009, product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the underlying supplement, the accompanying prospectus, the prospectus supplement and product supplement BG. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the iShares® Russell 2000® Index Fund	$1,832,500.00	$10.00	$27,487.50	$0.15	$1,805,012.50	$9.85
Securities Linked to the Market Vectors Gold Miners ETF	$356,000.00	$10.00	$5,340.00	$0.15	$350,660.00	$9.85
Securities Linked to the iShares® MSCI Emerging Markets Index Fund	$2,706,060.00	$10.00	$40,590.90	$0.15	$2,665,469.10	$9.85
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,894,560.00	$560.92

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with underlying supplement No. 1 dated September 29, 2009, product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

♦	Product supplement BG dated March 18, 2011:

http://www.sec.gov/Archives/edgar/data/1159508/000119312511070907/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date,” “Initial Fund Price,” “Final Fund Price,” “Closing Price” and “Trigger Price” in this pricing supplement shall be deemed to refer to “Call Date,” “Initial Fund Level,” “Final Fund Level,” “Closing Level” and “Knock-In Level,” respectively, as defined in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as the Underlying Fund.

♦

You believe the Closing Price of the Underlying Fund will be greater than or equal to the Initial Fund Price on any Observation Date, including the Final Valuation Date, or will not be below the Trigger Price on the Final Valuation Date.

♦

You understand and accept that you will not participate in any appreciation in the price of the Underlying Fund and you are willing to make an investment the return of which is limited to the applicable Call Return if called, or, if the Securities have not been called, to the Contingent Absolute Return as limited by the Trigger Price.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Fund.

♦	You are willing to invest in the Securities based on the applicable Call Return Rate as set forth on the cover of this pricing supplement.

♦	You do not seek current income from this investment and are willing to forgo any dividends paid on the stocks comprising the Underlying Fund.

♦

You are willing and able to hold Securities that will be called on the earliest Observation Date on which the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 1 year, and are not seeking an investment for which there will be an active secondary market.

♦

You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment at maturity or upon an earlier automatic call.

The Securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as the Underlying Fund.

♦	You require an investment designed to provide a full return of your initial investment at maturity.

♦	You believe the Securities will not be called and the Final Fund Price will be less than the Trigger Price.

♦	You seek an investment that participates in the full appreciation in the price of the Underlying Fund or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Fund.

♦	You are unwilling to invest in the Securities based on the applicable Call Return Rate as set forth on the cover of this pricing supplement.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from this investment or you prefer to receive dividends paid on the stocks comprising the Underlying Fund.

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 1 year, and seek an investment for which there will be an active secondary market.

♦

You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any repayment of initial investment at maturity or upon an earlier automatic call.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	100% of the Face Amount per Security

Face Amount	$10.00 per Security

Term	Approximately 1 year, subject to an earlier automatic call

Trade Date	April 13, 2012

Settlement Date	April 18, 2012

Final Valuation Date[1]	April 15, 2013

Maturity Date[1,2]	April 19, 2013

Underlying Funds	iShares® Russell 2000® Index Fund (Ticker: IWM) Market Vectors Gold Miners ETF (Ticker: GDX) iShares® MSCI Emerging Markets Index Fund (Ticker: EEM)

Call Feature

The Securities will be automatically called if the Closing Price of the relevant Underlying Fund on any Observation Date is greater than or equal to the Initial Fund Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.

Observation Dates[1]	Quarterly, on the dates set forth in the table below.

Call Settlement Dates[2]	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.

Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon the applicable Call Return Rate as listed below and on the cover of this pricing supplement.

Call Price

The Call Price equals the Face Amount per Security plus the product of the Face Amount per Security and the applicable Call Return. The tables below reflect the Call Return Rates and corresponding Call Prices for each Underlying Fund.

Securities linked to the iShares® Russell 2000® Index Fund

Observation Dates	Call Settlement Dates	Call Return	Call Price (per $10.00 Security)
July 13, 2012	July 17, 2012	2.500%	$10.2500
October 15, 2012	October 17, 2012	5.000%	$10.5000
January 14, 2013	January 16, 2013	7.500%	$10.7500
April 15, 2013	April 19, 2013	10.000%	$11.0000
(Final Valuation Date)	(Maturity Date)

Securities linked to the Market Vectors Gold Miners ETF

Observation Dates	Call Settlement Dates	Call Return	Call Price (per $10.00 Security)
July 13, 2012	July 17, 2012	2.625%	$10.2625
October 15, 2012	October 17, 2012	5.250%	$10.5250
January 14, 2013	January 16, 2013	7.875%	$10.7875
April 15, 2013	April 19, 2013	10.500%	$11.0500
(Final Valuation Date)	(Maturity Date)

Securities linked to the iShares® MSCI Emerging Markets Index Fund

Observation Dates	Call Settlement Dates	Call Return	Call Price (per $10.00 Security)
July 13, 2012	July 17, 2012	2.750%	$10.2750
October 15, 2012	October 17, 2012	5.500%	$10.5500
January 14, 2013	January 16, 2013	8.250%	$10.8250
April 15, 2013	April 19, 2013	11.000%	$11.1000
(Final Valuation Date)	(Maturity Date)

Payment at Maturity (per $10.00 Security) [3]

If the Securities are not automatically called and the Final Fund Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity per Security equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Fund Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the Face Amount of $10.00 per Security; equal to:

$10.00 + ($10.00 x Underlying Fund Return);

Under these circumstances, the Contingent Absolute Return feature does not apply and you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Fund Return.

Underlying Fund Return	For each Security: Final Fund Price – Initial Fund Price Initial Fund Price

Contingent Absolute Return	The absolute value of the Underlying Fund Return. For example, if the Underlying Fund Return is -5.00%, the Contingent Absolute Return will equal 5.00%.

Trigger Price

For the Securities linked to the iShares® Russell 2000® Index Fund, $59.65, equal to 75.00% of the Initial Fund Price.

For the Securities linked to the Market Vectors Gold Miners ETF, $35.63, equal to 75.00% of the Initial Fund Price.

For the Securities linked to the iShares® MSCI Emerging Markets Index Fund, $31.63, equal to 75.00% of the Initial Fund Price.

Closing Price

On any scheduled trading day, the last reported sale price of the relevant Underlying Fund on the relevant exchange multiplied by the relevant then-current Share Adjustment Factor, as determined by the calculation agent.

Initial Fund Price

The Closing Price of one share of the relevant Underlying Fund on the Trade Date.

For the Securities linked to the iShares® Russell 2000® Index Fund, $79.53.

For the Securities linked to the Market Vectors Gold Miners ETF, $47.50.

For the Securities linked to the iShares® MSCI Emerging Markets Index Fund, $42.17.

Final Fund Price	The Closing Price of one share of the relevant Underlying Fund on the Final Valuation Date

Share Adjustment Factor

Initially 1.0 for each Underlying Fund, subject to adjustment for certain actions affecting each Underlying Fund. See “Description of Securities — Anti-dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY PAYMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

[1]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[2]

Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date (other than the Maturity Date) will be the second business day after the Observation Date as postponed.

[3]

The Contingent Absolute Return feature described herein supersedes the Payment at Maturity description in the accompanying product supplement BG for when the Securities have not been called and the Final Fund Price is not less than the Trigger Price.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Fund or in any of the components held by the Underlying Fund. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full Face Amount of the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Fund Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you the Face Amount plus a return at maturity equal to the absolute value of the negative Underlying Fund Return. However, if the Securities are not automatically called on any Observation Date and the Final Fund Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to any negative Underlying Fund Return, resulting in a loss of your initial investment that is proportionate to the decline in the price of the Underlying Fund. Accordingly, you could lose your entire initial investment.

♦

LIMITED RETURN POTENTIAL — If the Securities are called, the return of the Securities will be limited to the applicable Call Return which is based on the relevant Call Return Rate as specified on the cover hereof, regardless of the performance of the Underlying Fund. Because the Call Return increases the longer the Securities are outstanding and the Securities could be called as early as the first quarterly Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. As a result, an investment directly in the Underlying Fund or the stocks composing the Underlying Fund could provide a better return than an investment in the Securities. Because Deutsche Bank AG will pay you a return equal to the Contingent Absolute Return at maturity only when the Securities are not called and only if the Final Fund Price is greater than or equal to the Trigger Price, your return on the Securities in this scenario is limited by the Trigger Price. Furthermore, because the closing price of the Underlying Fund at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Fund.

♦

THE CONTINGENT ABSOLUTE RETURN FEATURE AND ANY CONTINGENT REPAYMENT OF YOUR INITIAL INVESTMENT APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the Closing Price of the Underlying Fund is above the Trigger Price.

♦

HIGHER CALL RETURN RATES ARE GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Greater expected volatility with respect to the Underlying Fund reflects a higher expectation as of the Trade Date that the Closing Price of the Underlying Fund could decrease below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying Fund’s volatility can change significantly over the term of the Securities. The Closing Price of the Underlying Fund could fall sharply, which could result in a significant loss of your initial investment.

♦

REINVESTMENT RISK — If your Securities are called early, the holding period over which you would receive the applicable Call Return which is based on the relevant Call Return Rate as specified on the cover hereof could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦	NO COUPON PAYMENTS — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦

RISKS RELATING TO THE CREDIT OF THE ISSUER — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call and any payment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦

NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying Fund or holders of shares of the Underlying Fund would have.

♦

INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING FUND — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Underlying Fund or holders of shares of the Underlying Fund would have.

♦

IF THE PRICE OF THE UNDERLYING FUND CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your Securities may trade quite differently from the Underlying Fund. Changes in the market price of the shares of the Underlying Fund may not result in a comparable change in the value of your Securities.

♦

FLUCTUATION OF NAV — The market prices of the Underlying Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Underlying Fund may fluctuate with changes in the market value of the Underlying Fund’s securities holdings. Therefore, the market price of the Underlying Fund may differ from its NAV per share and the Underlying Fund may trade at, above or below its NAV per share.

♦

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying Fund. See “Description of Securities —

Anti-dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦

THERE ARE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION OR MID-CAPITALIZATION STOCKS — There are risks associated with small-capitalization or mid-capitalization stocks. The iShares® Russell 2000® Index Fund may invest in companies that may be considered small-capitalization or mid-capitalization companies, as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the relevant index fund to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦

RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in stocks and American Depositary Receipts (“ADRs”) of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies. The Market Vectors Gold Miners ETF measures the performance of shares of gold and silver mining companies and not the spot price of gold or silver specifically.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependant on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

♦

THE SECURITIES MAY BE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — The iShares® MSCI Emerging Markets Index Fund holds component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of stocks issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Stock prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the Securities linked to the performance of the iShares® MSCI Emerging Markets Index Fund is subject to the political and economic risks of emerging market countries. The component stocks held by the iShares® MSCI Emerging Markets Index Fund include stocks of companies that are located in emerging market countries and stocks that trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value of those Securities.

♦

CURRENCY EXCHANGE RISK — Because the iShares® MSCI Emerging Markets Index Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the iShares® MSCI Emerging Markets Index Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies of the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the iShares® MSCI Emerging Markets Index Fund, and have an adverse impact on the value of those Securities.

♦

THE UNDERLYING FUND AND ITS TRACKED INDEX ARE DIFFERENT — The performance of the Underlying Fund may not exactly replicate the performance of its respective tracked index because the fund will reflect transaction costs and fees that are not included in the calculation of the tracked index. It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its respective tracked index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. Finally, because the shares of the Underlying Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying Fund may differ from the net asset value per share of the Underlying Fund. For all of the foregoing reasons, the performance of the Underlying Fund may not correlate with the performance of its respective tracked index.

♦

THERE IS NO AFFILIATION BETWEEN THE UNDERLYING FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE UNDERLYING FUND — We are not affiliated with the Underlying Fund or the issuers of the component securities held by the Underlying Fund or underlying the tracked index replicated by the Underlying Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Underlying Fund or underlying the tracked index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Underlying Fund or the component securities underlying the tracked index or any of the issuers of the component securities held by the Underlying Fund or underlying the tracked index. You, as an investor in the Securities, should make your own investigation into the component securities held by the Underlying Fund or underlying the tracked index and the issuers of the component securities held by the Underlying Fund or underlying the tracked index. Neither the Underlying Fund nor any of the issuers of the component securities held by the Underlying Fund or underlying the tracked index are involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Underlying Fund nor any of the issuers of the component securities held by the Underlying Fund or underlying the tracked index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

PAST PERFORMANCE OF THE UNDERLYING FUND, ITS TRACKED INDEX OR THE COMPONENT SECURITIES HELD BY THE UNDERLYING FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the relevant Underlying Fund, its tracked index or of the component securities held by the Underlying Fund over the term of the Securities, may bear little relation to the historical prices of the Underlying Fund or of the component securities held by the Underlying Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Fund, its tracked index or of the component securities held by the Underlying Fund.

♦

THE SECURITIES HAVE CERTAIN BUILT-IN COSTS — While the Payment at Maturity or Call Price due upon an automatic call described in this pricing supplement is based on the full Face Amount, the original Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE SECURITIES — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying Fund will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Fund;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rate of the stocks held by the Underlying Fund;

♦	the occurrence of certain events affecting the Underlying Fund that may or may not require an anti-dilution adjustment;

♦	interest rates and yields in the market generally;

♦

global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS OR ITS AFFILIATES, IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Underlying Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the Securities.

♦

WE AND OUR AFFILIATES, OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE FINAL FUND PRICE AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the applicable Underlying Fund to which the Securities are linked.

♦

POTENTIAL DEUTSCHE BANK AG IMPACT ON PRICE — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Underlying Fund, the Underlying Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the component securities held by the Underlying Fund or the Underlying Fund, may adversely affect the market price of the component securities held by the Underlying Fund, the shares of the Underlying Fund and therefore, the value of the Securities.

♦

POTENTIAL CONFLICT OF INTEREST — Deutsche Bank AG and its affiliates may engage in business with the issuers of the component securities held by the Underlying Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Fund Price of the Underlying Fund and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Underlying Fund in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying Fund if a market disruption event occurs on any of the Observation Dates.

♦

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performance for the Underlying Fund. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Fund relative to its Initial Fund Price. We cannot predict the Final Fund Price or the Closing Price of the Underlying Fund on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying Fund. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 1 year, subject to an earlier automatic call
Hypothetical Initial Fund Price*:	$50.00
Hypothetical Trigger Price*:	$37.50 (75.00% of the Hypothetical Initial Fund Price)
Hypothetical Call Return and Call Prices:

Observation Dates	Call Settlement Dates	Call Return*	Call Price*
July 13, 2012	July 17, 2012	2.50%	$10.25
October 15, 2012	October 17, 2012	5.00%	$10.50
January 14, 2013	January 16, 2013	7.50%	$10.75
April 15, 2013 (Final Valuation Date)	April 19, 2013 (Maturity Date)	10.00%	$11.00

*	Based on a hypothetical Call Return Rate of 10.000% per annum. The actual Initial Fund Price, Trigger Price, Call Return Rate, Call Return and Call Price with respect to each Security are set forth in “Final Terms” and on the cover of this pricing supplement.

Example 1 — The Closing Price of the Underlying Fund on the first Observation Date is $60.00, which is greater than the Hypothetical Initial Fund Price of $50.00 — the Securities are called.

Because the Closing Price of the Underlying Fund on the first Observation Date is greater than or equal to the Hypothetical Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date, the Call Price of $10.25 per Security, representing a 2.50% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $60.00 is greater than the Hypothetical Initial Fund Price of $50.00 — the Securities are called.

Because the Securities were not previously called and the Final Fund Price is greater than or equal to the Hypothetical Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.00 per Security, representing a 10.00% return on the Securities.

Example 3 — The Closing Price of the Underlying Fund is not equal to or greater than the Hypothetical Initial Fund Price on any of the Observation Dates and the Final Fund Price of $45.00 is greater than the Hypothetical Trigger Price of $37.50 — the Securities are NOT called.

Because the Closing Price of the Underlying Fund on any Observation Date is not equal to or greater than the Hypothetical Initial Fund Price, the Securities are not automatically called. Because the Final Fund Price is not less than the Hypothetical Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity reflecting the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return) =

$10.00 + ($10.00 × 10.00%) = $11.00

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $20.00 is less than the Hypothetical Trigger Price of $37.50 — the Securities are NOT called.

Because the Securities are not called and the Final Fund Price is less than the Hypothetical Trigger Price, the Contingent Absolute Return feature does not apply and your initial investment will be fully exposed to any decline in the Final Fund Price as compared to the Hypothetical Initial Fund Price. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Fund Return) =

$10.00 + ($10.00 × -60.00%) = $4.00

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, you will not receive the Contingent Absolute Return, and your initial investment will be fully exposed to any negative Underlying Fund Return, resulting in a loss that is proportionate to the decline in the price of the Underlying Fund. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call and any payment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its obligations, you could lose your entire investment.

The Underlying Funds

All disclosures contained in this pricing supplement regarding each Underlying Fund are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Underlying Fund contained in this pricing supplement. You should make your own investigation into each Underlying Fund.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Fund as an indication of future performance. Each of the Underlying Funds is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act and investment companies registered under the Investment Company Act of 1940, as amended, are required to file certain financial and other information specified by the SEC periodically. Information filed by the Underlying Funds with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Funds under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The iShares® Russell 2000® Index Fund

We have derived all information contained in this pricing supplement regarding the iShares® Russell 2000® Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. and BlackRock Fund Advisors (“BFA”). The iShares® Russell 2000® Index Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the iShares® Russell 2000® Index Fund. The iShares® Russell 2000® Index Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “IWM.” We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources. iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000® Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement. None of such publicly available information is incorporated by reference into this pricing supplement and we make no representation or warranty as to the accuracy or completeness of such information.

Investment Objective

The iShares® Russell 2000® Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index. The Russell 2000® Index was developed by Russell as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The iShares® Russell 2000® Index Fund uses a representative sampling strategy (as described below under “Representative Sampling”) to attempt to track the Russell 2000® Index. The iShares® Russell 2000® Index Fund will generally invest at least 90% of its assets in the securities of the Russell 2000® Index and ADRs or other depositary receipts based on securities of the Russell 2000® Index. The iShares® Russell 2000® Index Fund may invest its other assets in futures contracts, other types of options and swaps related to the Russell 2000® Index, as well as cash and cash equivalents, including share of money market funds affiliated with BFA.

Representative Sampling

The iShares® Russell 2000® Index Fund pursues a “representative sampling” strategy in attempting to track the performance of its underlying index, and generally does not hold all of the equity securities included in its underlying index. The iShares® Russell 2000® Index Fund invests in a representative sample of securities in the Russell 2000® Index, which BFA believes to have a similar investment profile as the Russell 2000® Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of its underlying index.

Correlation

The Russell 2000® Index is a theoretical financial calculation, while the iShares® Russell 2000® Index Fund is an actual investment portfolio. The performance of the iShares® Russell 2000® Index Fund and its underlying index will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between a Fund’s portfolio and the Russell 2000® Index resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the Russell 2000® Index) or representative sampling. BFA expects that, over time, the correlation between a Fund’s performance and that of its underlying index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Russell 2000® Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Russell 2000® Index.

Industry Concentration Policy

The iShares® Russell 2000® Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that its underlying index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Historical Information

The following table sets forth the quarterly high and low closing prices for the iShares® Russell 2000® Index Fund, as reported by Bloomberg. The iShares® Russell 2000® Index Fund’s closing price on April 13, 2012 was $79.53.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$82.39	$75.17	$79.51
4/1/2007	6/30/2007	$84.79	$80.30	$82.96
7/1/2007	9/30/2007	$85.74	$75.20	$80.04
10/1/2007	12/31/2007	$84.18	$73.02	$75.92
1/1/2008	3/31/2008	$74.07	$64.30	$68.51
4/1/2008	6/30/2008	$76.17	$66.85	$69.03
7/1/2008	9/30/2008	$75.20	$63.51	$68.39
10/1/2008	12/31/2008	$62.02	$38.58	$49.27
1/1/2009	3/31/2009	$51.27	$34.36	$41.94
4/1/2009	6/30/2009	$53.19	$43.24	$50.96
7/1/2009	9/30/2009	$62.02	$47.87	$60.23
10/1/2009	12/31/2009	$63.36	$56.22	$62.26
1/1/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$59.78	$61.08
7/1/2010	9/30/2010	$67.85	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/1/2011	3/31/2011	$84.54	$77.18	$84.17
4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$64.25	$64.25
10/1/2011	12/31/2011	$76.45	$60.97	$73.69
1/1/2012	3/31/2012	$84.41	$74.56	$82.85
4/1/2012	4/13/2012*	$83.27	$78.37	$79.53

*	As of the date of this pricing supplement available information for the second calendar quarter of 2012 includes data for the period through April 13, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the iShares® Russell 2000® Index Fund from April 13, 2007 to April 13, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a Trigger Price of $59.65, equal to 75.00% of $79.53, which was the closing price of iShares® Russell 2000® Index Fund on April 13, 2012. Past performance of the Underlying Fund is not indicative of the future performance of the Underlying Fund.

The Market Vectors Gold Miners ETF

We have derived all information contained in this pricing supplement regarding the Market Vectors Gold Miners ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors Gold Miners ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors Gold Miners ETF. Information provided to or filed with the SEC by the Market Vectors Gold Miners ETF pursuant to the

Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors Gold Miners ETF, please see the prospectus dated May 1, 2010. In addition, information about the Market Vectors ETF Trust, Van Eck and the Market Vectors Gold Miners ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of this pricing supplement.

Investment Objective

The Market Vectors Gold Miners ETF seeks to provide investment results that replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in mining for gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE or the NYSE Amex or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million and that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Indexing Investment Approach

The Market Vectors Gold Miners ETF, utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Gold Miners Index by investing in a portfolio of securities that generally replicate the NYSE Arca Gold Miners Index. It is possible that the Market Vectors Gold Miners ETF may not fully replicate the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Holdings Information

The holding information for the Market Vectors Gold Miners ETF is updated on a daily basis. As of April 13, 2012, the Market Vectors Gold Miners ETF had a total of 31 total constituents. The following tables summarize the Market Vectors Gold Miners ETF’s top 10 holdings in individual companies as of such date.

Top 10 Holdings in Individual Companies as of April 13, 2012

Company	Percentage of Total Holdings
Barrick Gold Corp.	18.24%
Goldcorp Inc.	14.88%
Newmont Mining Corp.	10.56%
AngloGold Ashanti Ltd.	5.74%
Cia De Minas Buenaventura Sa.	5.23%
Eldorado Gold Corp.	4.76%
Yamana Gold Inc.	4.61%
Kinross Gold Corp.	4.46%
Silver Wheaton Corp.	4.41%
Gold Fields Ltd.	4.31%

The information above was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The NYSE Arca Gold Miners Index

We have derived all information contained in this pricing supplement regarding the NYSE Arca Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the NYSE Arca. The NYSE Arca Gold Miners Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is reported by Bloomberg under the ticker symbol “GDM.”

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. Your return on the Securities is linked to the performance of the Underlying Fund and not the direct performance of the NYSE Arca Gold Miners Index.

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE or the NYSE Amex or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Index Calculation

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1)	the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)	the component securities are split into two subgroups — large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having a NYSE Arca Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having an NYSE Arca Gold Miners Index weight below 5%; and

(3)	the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total NYSE Arca Gold Miners Index value.

The NYSE Arca Gold Miners Index is reviewed quarterly so that the NYSE Arca Gold Miners Index components continue to represent the universe of companies involved in the gold mining industry. The NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

At the time of the quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1: If any component security exceeds 20% of the total value of the NYSE Arca Gold Miners Index, then all stocks greater than 20% of the NYSE Arca Gold Miners Index are reduced to represent 20% of the value of the NYSE Arca Gold Miners Index. The aggregate amount by which all component securities are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the index weight. The weight of each of the large stocks will be scaled down proportionately with a floor of 5% so that the aggregate weight of the large components will be reduced to represent 50% of the NYSE Arca Gold Miners Index. If any component security falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 5% and the proportion by which the stocks were scaled down, the components with weights greater than 5% will reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any component security exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 4.5% and the proportion by which the stocks were scaled down. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares. In conjunction with the quarterly review, the share weights used in the calculation of the NYSE Arca Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above. The index components and their share weights are determined and announced prior to taking effect. The share weight of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. The NYSE Arca may substitute stocks or change the number of stocks included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the NYSE Arca Gold Miners Index; the index divisor may be adjusted to ensure that there are no changes to the index level as a result of non-market forces.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Market Vectors Gold Miners ETF, as reported by Bloomberg. The Market Vectors Gold Miners ETF’s closing price on April 13, 2012 was $47.50

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$42.28	$36.67	$39.42
4/1/2007	6/30/2007	$42.74	$37.03	$37.89
7/1/2007	9/30/2007	$45.82	$34.65	$45.10
10/1/2007	12/31/2007	$52.48	$42.64	$45.85
1/1/2008	3/31/2008	$56.29	$46.42	$47.75
4/1/2008	6/30/2008	$51.40	$42.38	$48.52
7/1/2008	9/30/2008	$50.84	$27.95	$34.08
10/1/2008	12/31/2008	$33.88	$16.38	$33.88
1/1/2009	3/31/2009	$38.60	$28.20	$36.88
4/1/2009	6/30/2009	$44.55	$30.95	$37.76
7/1/2009	9/30/2009	$48.00	$35.14	$45.29
10/1/2009	12/31/2009	$54.78	$41.87	$46.21
1/1/2010	3/31/2010	$50.17	$40.22	$44.41
4/1/2010	6/30/2010	$54.07	$46.36	$51.96
7/1/2010	9/30/2010	$56.69	$47.09	$55.93
10/1/2010	12/31/2010	$63.80	$54.28	$61.47
1/1/2011	3/31/2011	$60.79	$53.12	$60.06
4/1/2011	6/30/2011	$63.95	$51.80	$54.59
7/1/2011	9/30/2011	$66.69	$53.75	$55.19
10/1/2011	12/31/2011	$63.32	$50.07	$51.43
1/1/2012	3/31/2012	$57.47	$48.75	$49.57
4/1/2012	4/13/2012*	$48.75	$46.20	$47.50

*	As of the date of this pricing supplement available information for the second calendar quarter of 2012 includes data for the period through April 13, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the Market Vectors Gold Miners ETF from April 13, 2007 to April 13, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a Trigger Price of $35.63, equal to 75.00% of $47.50, which was the closing price of Market Vectors Gold Miners ETF on April 13, 2012. Past performance of the Underlying Fund is not indicative of the future performance of the Underlying Fund.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Fund. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Historical Information

The following table sets forth the quarterly high and low closing prices for the iShares® MSCI Emerging Markets Index Fund, as reported by Bloomberg. The iShares® MSCI Emerging Markets Index Fund’s closing price on April 13, 2012 was $42.17.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$39.53	$35.03	$38.75
4/1/2007	6/30/2007	$44.74	$39.73	$43.82
7/1/2007	9/30/2007	$51.65	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/1/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$43.06	$45.19
7/1/2008	9/30/2008	$43.93	$31.33	$34.53
10/1/2008	12/31/2008	$30.65	$18.22	$24.97
1/1/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$26.39	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/1/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$45.44	$37.78	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/1/2011	3/31/2011	$49.45	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/1/2011	12/31/2011	$42.80	$34.36	$37.94
1/1/2012	3/31/2012	$44.76	$38.23	$42.94
4/1/2012	4/13/2012*	$43.30	$41.28	$42.17

*	As of the date of this pricing supplement available information for the second calendar quarter of 2012 includes data for the period through April 13, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the iShares® MSCI Emerging Markets Index Fund from April 13, 2007 to April 13, 2012, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows a Trigger Price of $31.63, equal to 75.00% of $42.17, which was the closing price of iShares® MSCI Emerging Markets Index Fund on April 13, 2012. Past performance of the Underlying Fund is not indicative of the future performance of the Underlying Fund.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange (including pursuant to a call), and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in these offerings to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.